As filed with the Securities and Exchange Commission on November 17, 2023

Registration No. 333-147356
333-155315
333-188459
333-188461
333-217819
333-231458
333-266446

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 (No. 333-147356)
Post-Effective Amendment No. 2 (No. 333-155315)
Post-Effective Amendment No. 2 (No. 333-188459)
Post-Effective Amendment No. 2 (No. 333-188461)
Post-Effective Amendment No. 2 (No. 333-217819)
Post-Effective Amendment No. 1 (No. 333-231458)
Post-Effective Amendment No. 1 (No. 333-266446)

To
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCULPTOR CAPITAL MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0354783
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9 West 57th Street, New York, New York 10019
(212) 790-0000
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC 2007 EQUITY INCENTIVE PLAN
OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC AMENDED AND RESTATED 2007 EQUITY INCENTIVE
PLAN
OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC 2013 INCENTIVE PLAN
SCULPTOR CAPITAL MANAGEMENT, INC. 2022 INCENTIVE PLAN
(Full Title of the Plans)

David M. Levine
Chief Legal Officer
Sculptor Capital Management, Inc.
9 West 57th Street
New York, New York 10019
(212) 790-0000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:
Peter Serating
Blair Thetford
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”) of Sculptor Capital Management, Inc., a Delaware corporation (“Sculptor”):

•
Registration Statement on Form S-8, File No. 333-147356, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 13, 2007, as amended by a Post-Effective Amendment filed with the SEC on May 9, 2019, registering 57,785,714 Class A Common Shares of Sculptor, par value $0.01 per share (“Class A Shares”), issuable under the Och-Ziff Management Group LLC 2007 Equity Incentive Plan;

•
Registration Statement on Form S-8, File No. 333-155315, filed with the SEC on November 12, 2008, as amended by a Post-Effective Amendment filed with the SEC on May 9, 2019, registering 57,785,714 Class A Shares issuable under the Och-Ziff Management Group LLC Amended and Restated 2007 Equity Incentive Plan (the “Amended 2007 Plan”);

•
Registration Statement on Form S-8, File No. 333-188459, filed with the SEC on May 8, 2013, as amended by a Post-Effective Amendment filed with the SEC on May 9, 2019, registering 9,402,553 Class A Shares issuable under the Amended 2007 Plan;

•
Registration Statement on Form S-8, File No. 333-188461, filed with the SEC on May 8, 2013, as amended by a Post-Effective Amendment filed with the SEC on May 9, 2019, registering 75,000,000 Class A Shares issuable under the Och-Ziff Management Group LLC 2013 Incentive Plan (the “2013 Plan”);

•
Registration Statement on Form S-8, File No. 333-217819, filed with the SEC on May 10, 2017, as amended by a Post-Effective Amendment filed with the SEC on May 9, 2019, registering 156,250,788 Class A Shares issuable under the 2013 Plan;

•	Registration Statement on Form S-8, File No. 333-231458, filed with the SEC on May 14, 2019, registering 9,779,446 Class A Shares issuable under the 2013 Plan; and

•
Registration Statement on Form S-8, File No. 333-266446, filed with the SEC on August 1, 2022, registering 5,500,000 Class A Shares issuable under the Sculptor Capital Management, Inc. 2022 Incentive Plan.

On November 17, 2023, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2023, as amended, including by Amendment No .1, dated as of October 12, 2023, and Amendment No. 2, dated as of October 26, 2023, by and among Sculptor, Rithm Capital Corp., a Delaware corporation (“Rithm”), Sculptor Capital LP, a Delaware limited partnership, Sculptor Capital Advisors LP, a Delaware limited partnership, Sculptor Capital Advisors II LP, a Delaware limited partnership, Calder Sub, Inc., a Delaware corporation (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership, Calder Sub II, LP, a Delaware limited partnership, and Calder Sub III, LP, a Delaware limited partnership, among other things, Merger Sub Inc. merged with and into Sculptor (the “Merger”), with Sculptor continuing as the surviving corporation following the Merger as a wholly owned subsidiary of Rithm.

As a result of the Merger, Sculptor has terminated any and all offerings of Sculptor’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Sculptor in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered for issuance pursuant to the Registration Statements that remain unsold at the termination of the offering, Sculptor hereby removes from registration all such securities of Sculptor registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 17, 2023.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer and Executive Managing Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.